Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
REPORTS THIRD QUARTER NET INCOME OF $0.61 PER DILUTED SHARE,
AND CASH FLOW FROM OPERATIONS OF $134.0 MILLION,
ON SALES OF $1.27 BILLION
GLENVIEW, IL, October 27, 2009 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended October 2, 2009.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Oct. 2,	Sept. 26,	Percent	Oct. 2,	Sept. 26,	Percent
(n.m. — not meaningful)	2009	2008	Change	2009	2008	Change
Net Sales	$1,273.0	$1,589.6	-20%	$3,764.8	$4,678.0	-20%
Impairment Charge	—	—	—	$100.0	—	n.m.
Operating Income	$58.4	$117.9	-51%	$56.6	$341.2	-83%
Net Income/(Loss)	$22.1	$59.7	-63%	$(42.0)	$180.5	n.m.
Diluted Earnings/(Loss) Per Share	$0.61	$1.53	-60%	$(1.19)	$4.59	n.m.
Diluted Weighted Shares	36.2	39.1	-7%	35.3	39.3	-10%
Note: Throughout this announcement prior year amounts have been restated to conform to the requirements of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” that became effective in 2009.
Third Quarter Highlights
•	Sales of $1.27 billion decreased 20 percent compared to sales of $1.59 billion in the year ago quarter. Major items affecting sales included:
-	$ 42.6 million in unfavorable foreign exchange rate effects versus prior year

-	$42.0 million in estimated unfavorable effects from lower copper prices

-	$ 23.4 million of incremental sales due to 2008 acquisitions

-	Exclusive of foreign exchange, copper price and acquisitions, the year-on-year organic sales decline was 16 percent
•	Third quarter operating income of $58.4 million declined 51 percent compared to $117.9 million reported in the year ago quarter. The decline in operating profits was largely due to the 16 percent organic decline in sales, lower gross margins associated with a less favorable sales mix and the following items:
-	$8.2 million in estimated unfavorable effects from lower copper prices

-	$0.5 million in operating losses from 2008 acquisitions

-	$0.6 million in unfavorable foreign exchange effects versus prior year
•	As a result of the decline in operating profits, third quarter operating margins were 4.6 percent compared to 7.4 percent in the year ago quarter.

•	Other income of $0.7 million in the current quarter compares to $5.2 million of other expense in the year ago quarter. The prior year expense was primarily due to foreign exchange losses associated with appreciation of the U.S. dollar, particularly versus currencies in emerging market countries.

•	Net income of $22.1 million declined by 63 percent as compared to $59.7 million of net income reported in the year ago quarter.

•	Diluted earnings per share of $0.61 compares to diluted earnings per share of $1.53 in the year ago quarter or a decline of 60 percent.

•	The fully diluted weighted share count of 36.2 million reflects a decrease of 7 percent from the 39.1 million reported in the year ago quarter as a result of a one million share repurchase during the current quarter and less dilution associated with the company’s convertible bonds due to a lower average share price in the current quarter as compared to the year ago quarter.

•	Cash flow generated from operations was $134.0 million as compared to the $8.3 million used by operations in the year ago quarter due to lower working capital requirements in the current period.
Third Quarter Sales Trends
Commenting on third quarter sales trends, Robert Eck, President and CEO, stated “Our third quarter sales patterns were largely a continuation of flat daily sales patterns experienced over much of the first half of this year. Sequentially, the current quarter benefited from the fewer number of holidays as compared to the second quarter. At the same time, some of the normal seasonal effects (vacations, factory shutdowns) had less of an impact than our historical experience. As we expected, year-on-year sales comparisons continue to be negatively impacted by the broader economic slowdown combined with the year-on-year strengthening of the U.S. dollar and the decline in the spot market price of copper that occurred in late 2008. Although, in the case of the latter two items, the impact in the third quarter was less significant than the previous quarter as the U. S. dollar weakened and copper strengthened on a consecutive quarter basis.”
Eck added, “ Our three primary end markets as well as all geographic segments reported year-on-year sales declines. The best sales performance in North America was within our OEM Supply end market, where continuing softness with aerospace customers was partially offset by a small amount of growth with industrial customers, resulting in an 8 percent year-on-year decline in sales, exclusive of acquisition benefits. Our worst sales performance in the quarter was within the European OEM Supply market where, similar to recent quarters, we had a 34 percent year-on-year organic sales decline. However, sales in this market were flat sequentially from the second to the third quarter, exclusive of currency benefits related to further weakening of the U.S. dollar in the third quarter. This improvement occurred despite the fact that many customers traditionally schedule plant closings and vacations during the third quarter.”
Third Quarter Operating Results
“ Reduced sales volumes, the year-on-year effects of lower copper prices and a stronger dollar again combined to negatively affect our performance in the third quarter of this year,” commented Eck. “In addition to the effects of lower sales, we also saw lower gross margins, primarily due to larger sales declines in our higher gross margin end markets, including North American electrical wire & cable and worldwide OEM Supply, than elsewhere in the business.”

“While the expense actions taken over the past few quarters are clearly positively impacting our profitability, they have not been able to fully offset the organic decline in business thus far in 2009,” continued Eck. “Third quarter operating expenses of $229.8 million were down $25.0 million or 10 percent from levels in the third quarter of 2008. Acquisitions completed in the past year added $6.7 million to current quarter expenses while foreign exchange effects reduced expenses by $9.1 million. After adjusting for the effects of acquisitions and foreign exchange, year-on-year expenses declined on an adjusted basis by approximately 9 percent. Expense trends over the next few quarters are expected to continue to be positively affected as we realize additional savings from headcount reductions instituted in the second quarter.”
Company-wide operating margins declined to 4.6 percent from 7.4 percent in the year ago quarter as the effects of lower sales and the adverse sales mix changes on gross margins were greater than the year-on-year operating expense reductions achieved in the third quarter.
North America operating margins declined to 5.8 percent from 8.6 percent in the year ago quarter as profitability was impacted by lower sales, lower gross margins due to less favorable sales mix and the effects of lower copper prices.
Europe operating margins were a negative 2.3 percent as compared to a positive 3.2 percent in the year ago quarter due largely to a sales decline of 33 percent (28 percent organically), an unfavorable sales mix shift that negatively affected gross margins and the effects of lower copper prices.
Emerging Markets operating margins decreased to 7.4 percent in the current quarter compared to 7.9 percent in the year ago quarter due to lower sales that offset sales mix-related improvements in gross margin and good expense management.
Importantly, company-wide operating margins as well as the operating margins in each of the geographic segments showed consecutive quarter improvement from results reported in the second quarter as higher sales and lower operating expenses offset a small decline in gross margin.
Cash Flow and Leverage
“We are pleased with our continued strong cash generation, including the third quarter cash flow from operations of $134.0 million, up dramatically from the $8.3 million used by operations in the year ago quarter,” commented Dennis Letham, Executive Vice President-Finance. “ For the first nine months of the year, cash flow from operations was $393.6 million versus $90.6 million in the first nine months of the previous year. The increase in cash flow reflects the lower working capital requirements associated with the organic reduction in sales and the deflationary effects of lower copper prices. In the final quarter of 2009, we anticipate continuing positive cash flow from a combination of earnings, good expense management and further working capital reductions.”
“ During the most recent quarter, we used the strong cash flow to retire $33.1 million of outstanding debt, including $18.5 million of bank revolving credit borrowings and 3.25% zero coupon convertible notes with an accreted value of $14.6 million. In the quarter, we also repurchased one million shares of our common stock at an average price of $34.95 per share,” said Letham. “With a quarter end cash balance of $167.6 million, including $98.0 million of short-term invested cash, and an expectation of continued positive cash flow, we may from time to time repurchase additional amounts of the company’s outstanding shares, 3.25% zero coupon convertible notes or other outstanding debt obligations.”
Key capital structure and credit-related statistics for the third quarter include:
•	Quarter-end debt-to-total capital ratio of 46.2 percent compared to 50.7 percent at the end of 2008

•	Invested cash increased from $6.0 million at the end of 2008 to $98.0 million at the end of the third quarter

•	Third quarter weighted average cost of borrowed capital of 7.7 percent compared to 5.3 percent in the year ago quarter

•	99 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$312.7 million of availability under bank revolving lines of credit at quarter end

•	$5.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at quarter end
Business Outlook
Eck commented, “As we head towards year end, we are cognizant that there will be fewer shipping days in the fourth quarter due to the Thanksgiving, Christmas and New Year’s holidays. We also anticipate that certain of our OEM Supply customers will use this time period to extend normal holiday factory shutdowns to further ensure their finished goods inventory levels are properly balanced for the current economic environment. Additionally, as previously announced, we will exit a long running contractual relationship with Alcatel Lucent during the fourth quarter. Lastly, on a year-over-year basis, we will have one less week in the fourth quarter as compared to the year ago quarter due to the fact that we had a 53-week fiscal year in 2008.”
“ While we are hopeful that the broader economic rebound predicted by many economists will help offset some of the anticipated seasonal softness during the fourth quarter, it is by no means assured. By factoring in the flat daily sales trends we have continued to see, we anticipate a drop in sales from the third to the fourth quarter. Assuming the anticipated economic recovery continues into the first half of 2010, we would expect customers to begin spending more capital dollars on the types of projects that would favorably affect sales trends in our enterprise cabling and security business as well as our electric wire & cable business. Increased capital spending would also increase demand for the end products manufactured by many of our OEM Supply customers, which would lead to increased sales in that end market. We believe our measured approach to cost reductions during the past few quarters, along with a robust balance sheet and significant cash flow generation, has positioned us well to capitalize on an economic recovery. When sales begin to recover, we anticipate strong operating leverage and profit improvement,” Eck concluded.
2009 Accounting Change
As required by Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” the company began accounting separately for the debt and equity components of its outstanding convertible bonds at the beginning of the year. As a result of this change, the company reported diluted income per share for the third quarter of 2009 that was 6 cents lower than would have been reported under the prior accounting rules. On a year-to-date basis, the company’s diluted loss per share was 17 cents greater than what would have been reported. At the same time, the adoption of these new rules required the company to restate its previously reported results to give effect to these new rules. The effect of this change was to reduce third quarter and first nine months 2008 earnings per diluted share by 5 cents and 14 cents, respectively, from the amounts previously reported.
Third Quarter Earnings Report
Anixter will report results for the 2009 third quarter on Tuesday, October 27, 2009 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the Investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and approximately $950 million in inventory, 3) 229 warehouses with more than 6.5 million square feet of space, and 4) locations in 268 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		39 Weeks Ended
	October 2,	September 26,	October 2,	September 26,
(In millions, except per share amounts)	2009	2008	2009	2008
Net sales	$1,273.0	$1,589.6	$3,764.8	$4,678.0
Cost of goods sold	984.8	1,216.9	2,906.8	3,572.7

Gross profit	288.2	372.7	858.0	1,105.3
Goodwill impairment	—	—	100.0	—
Operating expenses	229.8	254.8	701.4	764.1

Operating income	58.4	117.9	56.6	341.2
Interest expense	(17.4)	(15.1)	(49.2)	(43.9)
Other, net	0.7	(5.2)	(2.0)	(9.1)

Income before income taxes	41.7	97.6	5.4	288.2
Income tax expense	19.6	37.9	47.4	107.7

Net income (loss)	$22.1	$59.7	$(42.0)	$180.5

Net income (loss) per share:
Basic	$0.63	$1.70	$(1.19)	$5.09
Diluted	$0.61	$1.53	$(1.19)	$4.59

Average shares outstanding:
Basic	34.9	35.2	35.3	35.5
Diluted	36.2	39.1	35.3	39.3

Geographic Segments

Net sales:
North America	$928.5	$1,118.4	$2,754.6	$3,245.5
Europe	219.8	328.1	676.9	1,034.1
Asia Pacific and Latin America	124.7	143.1	333.3	398.4

	$1,273.0	$1,589.6	$3,764.8	$4,678.0

Operating income (loss):
North America	$54.2	$96.2	$146.3	$268.4
Europe	(5.1)	10.4	(113.2)	43.8
Asia Pacific and Latin America	9.3	11.3	23.5	29.0

	$58.4	$117.9	$56.6	$341.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	October 2,	January 2,
(In millions)	2009	2009
Assets

Cash and cash equivalents	$167.6	$65.3
Accounts receivable, net	979.1	1,051.7
Inventories	938.7	1,153.3
Deferred income taxes	47.5	41.3
Other current assets	24.1	32.8

Total current assets	2,157.0	2,344.4

Property and equipment, net	89.2	86.0
Goodwill	355.3	458.6
Other assets	181.9	173.4

	$2,783.4	$3,062.4

Liabilities and Stockholders’ Equity

Accounts payable	$536.9	$582.1
Accrued expenses	159.0	161.9
Short-term debt	9.7	249.5

Total current liabilities	705.6	993.5

1.0% convertible senior notes	245.5	235.0
5.95% senior notes	200.0	200.0
10.0% senior notes	186.5	—
3.25% zero coupon convertible notes	157.0	167.5
Revolving lines of credit and other	96.9	250.0
Other liabilities	147.1	143.6

Total liabilities	1,738.6	1,989.6

Stockholders’ equity	1,044.8	1,072.8

	$2,783.4	$3,062.4

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
Third Quarter Sales Growth Trends

		Adjustments for:
	Third Quarter	Foreign			Third Quarter	Third Quarter
	2009 Sales	Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$506.4	$3.9	$—	$—	$510.3	$585.5	-12.8%
Wire & Cable	289.3	6.1	(9.3)	39.2	325.3	394.1	-17.4%
OEM Supply	132.5	0.4	(4.1)		128.8	139.9	-8.0%
Eliminations	0.3	—	—		0.3	(1.1)	n/a

Total North America	$928.5	$10.4	$(13.4)	$39.2	$964.7	$1,118.4	-13.8%

Europe
Enterprise Cabling and Security	$82.8	$7.5	$—	$—	$90.3	$112.7	-19.9%
Wire & Cable	40.9	4.2	—	2.8	47.9	65.6	-27.0%
OEM Supply	96.1	12.3	(9.5)	—	98.9	149.8	-34.0%

Total Europe	$219.8	$24.0	$(9.5)	$2.8	$237.1	$328.1	-27.8%

Emerging Markets	$124.7	$8.2	$(0.5)	$—	$132.4	$143.1	-7.4%

Anixter International	$1,273.0	$42.6	$(23.4)	$42.0	$1,334.2	$1,589.6	-16.1%

Nine Month Sales Growth Trends

	September	Adjustments for:			September	September
	Year-to-Date	Foreign			Year-to-Date	Year-to-Date
	2009 Sales	Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,504.6	$28.7	$—	$—	$1,533.3	$1,713.3	-10.5%
Wire & Cable	841.4	37.2	(24.6)	120.6	974.6	1,152.0	-15.4%
OEM Supply	407.9	2.2	(38.1)	—	372.0	384.2	-3.2%
Eliminations	0.7	—	—	—	0.7	(4.0)	n/a

Total North America	$2,754.6	$68.1	$(62.7)	$120.6	$2,880.6	$3,245.5	-11.2%

Europe
Enterprise Cabling and Security	$253.9	$37.9	$—	$—	$291.8	$349.5	-16.5%
Wire & Cable	133.0	23.8	—	9.8	166.6	200.4	-16.9%
OEM Supply	290.0	57.2	(44.0)	—	303.2	484.2	-37.4%

Total Europe	$676.9	$118.9	$(44.0)	$9.8	$761.6	$1,034.1	-26.4%

Emerging Markets	$333.3	$29.6	$(3.1)	$—	$359.8	$398.4	-9.7%

Anixter International	$3,764.8	$216.6	$(109.8)	$130.4	$4,002.0	$4,678.0	-14.5%